PART II-I-5-(3) (b) Record of Dividends Paid:
(Investor Shares)
89.55	Total Distributions (per share)
	Dollar	Yen
35th Fiscal Year (10/1/04-09/30/05)	0.893	106
36th Fiscal Year (10/1/05-09/30/06)	1.287	152
37th Fiscal Year (10/1/06-09/30/07)	1.598	189
38th Fiscal Year (10/1/07-09/30/08)	1.260	149
39th Fiscal Year (10/1/08-09/30/09)	1.237	146
40th Fiscal Year (10/1/09-09/30/10)	0.821	97
41st Fiscal Year (10/1/10-09/30/11)	0.823	97
42nd Fiscal Year (10/1/11-09/30/12)	0.785	93
43rd Fiscal Year (10/1/12-09/30/13)	1.090	129
44th Fiscal Year (10/1/13-09/30/14)	1.472	174
2014 February	na
March	0.222	26
April	na
May	na
June	0.181	21
July	na
August	na
September	0.184	22
October	na
November	na
December	0.672	79
2015 January	na